EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Avistar Communications Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-115755, 333-43944 and 333-63914) on Form S-8 of Avistar Communications Corporation of our report dated March 19, 2007 with respect to the consolidated balance sheets of Avistar Communications Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2006, and the related financial statement schedule, which report appears in the December 31, 2006 Annual Report on Form 10-K of Avistar Communications Corporation.

/s/ BURR, PILGER & MAYER LLP
Palo Alto, California
March 19, 2007